Exhibit 10.1

THIS FINANCIAL PUBLIC RELATIONS AGREEMENT (“Agreement”) is made and entered into this 1st day of October, 2015 (the “Effective Date”) by and between Eastside Distilling, Inc., a Nevada Corporation (“Company”) and Liolios Group, Inc., a California Corporation (“Consultant”), and shall replace the Agreement dated April 29th, 2015.

RECITALS

Company desires to engage Consultant to perform certain financial public relations services for it, and Consultant desires, subject to the terms and conditions of this Agreement, to perform financial public relations services for Company.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKING HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED THE PARTIES AGREE AS FOLLOWS:

1.	ENGAGEMENT OF CONSULTANT

Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the request of the Company, independent investor relations advisory and consulting services for the Company, upon the terms and conditions hereinafter set forth. Such consulting services shall include the development, implementation and maintenance of an on-going stock market support system that increases investor awareness of the company’s activities and stimulates investor interest in the Company. The stock market support system shall include a Shareholder Communication System, and Investor Relations advisory, which will be defined and developed by Consultant. It is understood that Consultant’s ability to relate information regarding the Company’s activities is directly proportionate to and contingent upon information availed by the Company to the Consultant. Although Consultant will pass along information about the Company or its assets to brokers, institutions and investors, it undertakes no responsibility to independently corroborate any information.

2.	SERVICES

During the Term (as defined in Section 3 below), Consultant shall provide consulting services to the Company which shall include the development, implementation and maintenance of an on-going stock market support system that increases investor awareness of the company’s activities and stimulates investor interest in the Company. Without limiting the generality of the foregoing, Consultant will specifically complete the following:

2.1.	Disseminate Public Information. Consultant will disseminate public information about the Company, its business and affairs, in the United States of America, to investment professionals and private parties who may have an interest in investing in the Company’s securities. Consultant will disseminate public information regarding the Company to its existing database of business associates and to other investment professionals whom Consultant will research and identify based on their potential interest in the Company.

2.2.	Communicate with Investment Community. Consultant will communicate on an ongoing basis with members of the investment community.

2.3.	Conduct Conference Calls. Consultant will conduct periodic conference calls with investors and other investment professionals who may have an interest in the Company.

2.4.	Arrange Meetings with Investment Community. Consultant will identify investor conferences where the Company’s management may be invited to attend, and arrange group or individual meetings with portfolio managers, analysts, stockbrokers and other investment professionals in key money center cities.

2.5.	News Releases. Consultant will review and, where appropriate, make suggestions to modify the Company’s proposed news releases. Consultant will distribute Company’s news releases if requested.

2.6.	Investor Relations. Consultant will advise the Company regarding best practices that are typical of the Investor Relations profession.

2.7.	Public Presentations. Consultant will review and comment upon the Company’s web-site, PowerPoint presentation, fact sheet and other investor oriented materials.

2.8.	Banker Introductions. Consultant will work with the Company to identify and introduce specific investment bankers to help properly capitalize the Company. The Consultant will work with investment bankers to create marketing materials, road shows and logistics.

3.	TERM

This Agreement shall become effective on the date set forth above and will have a term of one-month from the date hereof and will automatically continue from month-to-month thereafter unless terminated by either party on 30 days’ written notice (the “Initial Term”); provided however, that upon capitalization with new paid in Equity totaling a minimum of $5MM during the Initial Term, the Agreement shall be extended and enter the Full Term (“Full Term”). The Full Term of this agreement and shall commence a new twelve (12) month term beginning on the date the Company receives proper capitalization and ending 12-months thereafter, unless terminated sooner in accordance with Section 5 below. Following the Full Term, the engagement shall automatically continue on a month-to-month basis, unless terminated in accordance with the provisions of this Agreement.

COMPENSATION

As compensation for the services rendered by the Consultant during the Initial Term, the Company agrees to pay to Consultant at a rate of $7,500 per month starting with the second month (November, 2015). As compensation for the services rendered by the Consultant during the Full Term, the Company agrees to pay to Consultant at a rate of $15,000 per month. This is in addition to reimbursement of reasonable expenses, which may include but is not limited to: press releases, investor conference calls, web-casts, road-shows, travel related expenses including hotel and airline tickets, and other out of pocket travel related expenses. All reasonable reimbursable expenses greater than $500 shall be pre-approved by the Company.

Further, as compensation to the Consultant for Services rendered under this Agreement, the Company shall grant Consultant restricted shares and options and to purchase up to 450,000 shares of common stock per the following schedule:

Number of Shares	Exercise Price	Vesting Provisions

100,000	NA	Restricted shares issued as of the Effective Date

50,000	Price of next equity offering	100% vested at time of grant (upon signing of this agreement).

50,000	5-day VWAP on vesting date	100% will vest upon the six month anniversary of the grant date

50,000	5-day VWAP on vesting date	100% will vest upon nine month anniversary of the grant date

50,000	5-day VWAP on vesting date	100% will vest 12-month anniversary of the grant date

100,000	5-day VWAP on vesting date	At 12-month anniversary of the grant date, these options will vest in the discretion of the board of directors. If such options are not vested by the board at the 12-month anniversary of the grant date, they will terminate and expire.

Up to 150,000	5-day VWAP on vesting date	50,000 shares will vest for each Company shareholder who first filed a Schedule 13D, 13F or 13G during the term of this Agreement disclosing beneficial ownership of greater than 2% of the Company’s outstanding shares

The Options will become first exercisable six (6) months after they vest pursuant to the terms set forth above. The Options shall expire three (3) years from the date of issuance, subject to Section 5 below.

REGISTRATION RIGHTS FOR OPTION SHARES

If the Company determines to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or (ii) a registration relating solely to a Commission Rule 145 transaction on Form S-4 (or any successor form), the Company will: include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, the Option Shares underlying the Options, subject to any reductions required due to the SEC’s interpretation of Rule 415 of the Securities Act in which case all Option Shares will be removed from such registration statement prior to any shares from any purchasers of the Company’s securities in a private placement. If, in connection with the underwritten public offering by the Company the managing underwriter(s) advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration (i) first, the securities proposed to be sold such public offering; (ii) second, the common stock requested to be included in such registration, for any purchasers of any of the Company’s securities in a private placement and (iii) third, the Option Shares pro rata among the Consultant and any other selling stockholders based on the ratio of the number of shares of common stock that each such selling stockholder has requested that the Company include in such registration over the total number of shares of common stock requested to be included in such registration. Consultant agrees, if requested by the managing underwriter(s) for any such offering, to execute a lock up agreement in connection with any such registration for a period of the date of filing of such registration statement and ending 90 days after effectiveness of said registration statement. Consultant agrees, if requested by the Company, to execute the form of registration rights agreement entered into among any security holders giving rise to Consultant’s piggyback registration rights.

CASHLESS EXERCISE

Notwithstanding any provision herein to the contrary, if (1) the Market Price of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below) and (2) the Option Shares are not registered on an effective registration statement, the options may be exercised by presentation and surrender of option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock (as determined below) to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the Company shall issue to the Consultant without payment by Consultant of any Exercise Price or any cash or other consideration, the number of Company Shares computed using the following formula:

X = Y(A-B)

A

Where:

X = the number of Option Shares to be issued to the Consultant pursuant to the exercise of this Option pursuant to this Section 4;

Y = the number of Shares that may be purchased upon exercise of this Option;

A = the Market Price, as defined below, of one share of Common Stock; and

B = the Exercise Price per share of Common Stock.

“Market Price” of an security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed based upon the average of the ten preceding business days prior to the date of exercise, or, if there has been no sales on any such exchanges on any day, the average of the highest bid and the lowest asked prices on all such exchanges for such period.

4.	INDEPENDENT CONTRACTOR

It is expressly agreed that the Consultant is acting as an independent contractor in performing its services hereunder. Company shall carry no workmen’s compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be expected in an employer-employee relationship.

5.	TERMINATION

This Agreement may be terminated by either party for any reason upon thirty-day (30) notice in writing (including email). In the event the Agreement is terminated, Consultant shall cease rendering its services to Company as of the effective date of termination (the “Termination Date”), and Company shall pay Consultant for all amounts due Consultant for such Initial Term or Final Term, as the case may be, which amount shall be paid monthly following the termination of employment for the balance of the Initial Term or the Final Term, as the case may be; provided, however, that any Options which have not vested as of the Termination Date shall expire and terminate as of such date.

6.	INDEMNIFICATION

Pursuant to Section “I”, the Company will defend Consultant against any third party claim that any incorrect information that Company has provided to Consultant and specifically instructed stated that this information is to be released and communicated to the public (“Claim”), and indemnify Consultant from the resulting costs and damages awarded against Consultant to the third party making such Claim, by a court of competent jurisdiction or regulatory agency or agreed to in settlement by Company; provided that Consultant: (i) notifies Company promptly in writing of such Claim, (ii) grants Company sole control over the defense and settlement thereof, and (iii) reasonably cooperates in response to a Company request for assistance. Company will have the exclusive right to defend any such Claim and make settlements thereof at its own discretion, and Consultant may not settle or compromise such Claim, except with prior written consent of Company.

7.	GENERAL PROVISIONS

7.1.	Governing Law and Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

7.2.	Attorney’s Fees

In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney’s fees and expenses incurred in ascertaining such party’s rights, in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

7.3.	Unenforceable Terms

Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall adhere to such jurisdiction only be ineffective without affecting any other provision if this Agreement. To the full extent, however, that such applicable law may by waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

7.4.	Execution in Counterparts

This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

8.	NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by recognized delivery service, telegraphed, telexed, sent by facsimile transmission (provided acknowledgement of receipt thereof is delivered to the sender) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or by recognized delivery service, telegraphed, telexed, and sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails as follows:

If to Consultant, to:

Liolios Group, Inc.

20371 Irvine Ave., # A-100

Newport Beach, CA. 92660

(949) 574-3860

If to Company, to:

Eastside Distilling, Inc.

1805 SE Martin Luther King Jr. Blvd

Portland, Oregon 97214

(503) 926-7060

Or such address as any of the above shall have specified by notice hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first hereinabove written.

Eastside Distilling, Inc.

By:
Name: Steve Shum
Title: Chief Financial Officer

LIOLIOS GROUP, INC.

By:
Name: J. Scott Liolios
Title: Chief Executive Officer

Schedule “I”

This Schedule I is a part of and is incorporated into that certain Financial Public Relations Agreement (together, the "Agreement") dated October 1st, 2015, by and between the Company and Consultant. The Company agrees to indemnify and hold harmless Consultant and its respective directors, officers, stockholders and employees of Consultant (Consultant and each such person and entity being referred to as an "Indemnified Person"), to the full extent lawful, from and against any losses, claims, damages, expenses or liabilities or actions (including without limitation shareholder actions and actions arising from the use of information contained in any Information Materials provided by the Company or omissions from such Materials) related to or arising out of this engagement or Consultant's role in connection herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all fees and expenses (including without limitation counsel fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which have resulted from the fraud, willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which have resulted from the fraud, willful misconduct or gross negligence of the Indemnified Person. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including without limitation any right to contribution.

The Company's agreement to indemnify Consultant and other Indemnified Persons pursuant to this letter shall not be disclosed publicly or made available to third parties by either party hereto without the other party's prior written consent, except as may be required by law, through a court action or under reasonable SEC disclosure requirements. If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant of a claim which such person reasonably believes will result in the commencement of any such action, proceeding, or claim, such Indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the failure so to notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Agreement or with respect to any other action or proceeding. In case any such action or proceeding shall be brought against any Indemnified Person with respect to which such Indemnified Person gives notice of its intention to seek indemnification hereunder, the Company shall be entitled to participate in such action or proceeding and, to the extent that the Company may determine, to assume the defense thereof, with counsel of the Company's choice (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person), or compromise or settle such action or proceeding, at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Company to represent such Indemnified Person would, in the judgment of the law firm selected by the Company, present such counsel with a conflict of interest; (b) the Company shall not have employed counsel within a reasonable time after notice of the institution of such action or proceeding; or (c) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense. In no event shall the Company be responsible for the fees and expenses of more than one law firm.

In order to provide for the just and equitable contribution, if a claim for indemnification hereunder is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal), even though the express provisions hereof provide for indemnification in such case, then the Company and Consultant shall contribute to the losses, claims, damages, judgments, liability, expenses or costs to which the Indemnified Person may be subject in accordance with the relative benefits received by, and the relative fault of, each in connection with the statements, acts or omissions which resulted in such losses, claims, damages, judgments, liabilities, or costs. The Company agrees that a pro rata allocation would be unfair. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, Consultant shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant for its services to the Company, unless Consultants actions have resulted from the fraud, willful misconduct or gross negligence.

These indemnification provisions shall (i) remain operative and in full force and effect regardless of any termination or completion of the engagement of Consultant; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.